SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
    ----------------------------------------------------------------------
                                  SCHEDULE 13G

           Information Statement pursuant to Rule 13d-1 and 13d-2

                             (AMENDMENT NO.)*

                                Molex,Inc. Cl A
                  ---------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                  ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

	                            608554200
                  ---------------------------------------------
                                  (CUSIP NUMBER)
    ----------------------------------------------------------------------
    Check the following box if a fee is being paid with this statement : :
    (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    |--------------------|                          |--------------------|
    |CUSIP NO. 608554200 |         13G              |                    |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |The Regents of The University Of California                      |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |94-6002123                                                       |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [ ]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |State of California                                              |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |        5,790,418                             |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |                                              |
    | December 31, 1998 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |        5,790,418                             |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |                                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                          5,790,418                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               7.3%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             EP                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:
              --------------
              Molex Inc.

    Item 1(b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              2222 Wellington Court
              Lisle, IL 60532


    Item 2(a) Name of Person Filing:
              ---------------------
              The Regents of The University Of California

    Item 2(b) Address of Principal Business Office:
              ------------------------------------
              1111 Broadway, 14th Floor
              Oakland, California 94607

    Item 2(c) Citizenship:
              -----------
              State of California

    Item 2(d) Title of Class of Securities:
              ----------------------------
              Common Stock

    Item 2(e) CUSIP Number:
              ------------
              608554200
    Item 3.   Type of Reporting Person:
              ------------------------
              (f) [x]Employee Benefit Plan, Pension Fund which
		         is subject to the provisions of the Employee
	               Retirement Income Security Act of 1974 or
			   Endowment Fund, see 240.13d-1(b)(1)(ii)(F)

    Item 4. Ownership as of December 31, 1998:
            ---------------------------------
           (a) Amount Beneficially Owned:               5,790,418
                                          -------------------------
           (b) Percent of Class:                               7.3%
                                                        ===========
    (c) Number of shares as to which such person has:
          (i)sole power to vote or to direct the vote
             5,790,418
	    (ii)sole power to dispose or to direct the disposition of
             5,790,418
Signature
---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: February 10, 1999




                                            /s/ Patricia A. Small
                             --------------------------------------------
                                           Patricia A. Small
                                           Treasurer